Exhibit 99.1

ZAZA ENERGY CORPORATION
1301 MCKINNEY STREET
SUITE 3000
HOUSTON, TX 77010

NEWS RELEASE

ZAZA ENERGY UPDATES PROVED RESERVES FOR EAGLE FORD TREND ASSETS

Outlines Indicative 2013 Budget for Eagle Ford and Eaglebine Development

HOUSTON — October 16, 2012 — ZaZa Energy Corporation (“the Company” or “ZaZa”) (NASDAQ: ZAZA) today announced that its total proved oil and gas reserves in the Eagle Ford as of September 1, 2012 included 1.9 million barrels of oil (“MMBbls”) and 1,952 million cubic feet of natural gas (“MMCF”), compared to its total proved reserves of 1.6 MMBbls and 4,130 MMCF, as of December 31, 2011.  ZaZa’s 2.2 million barrels of oil equivalent in the Eagle Ford are 85 percent oil-weighted and 20 percent proved developed.  The Company’s average production rates for the month of August are 1,100 barrels of oil equivalent per day with 250 barrels of oil equivalent per day in the Eagle Ford.  The Company’s estimated total reserves were prepared by Rex D. Morris, ZaZa’s independent consulting reservoir engineer.  The Company has also engaged Ryder Scott Company, L.P. to prepare estimates of its remaining proved reserves and future production rates.

The estimates were prepared in accordance with guidelines established by the Securities and Exchange Commission (“SEC”) for proved reserves.

2013 Capital Budget

ZaZa today also announced its indicative capital budget for the Eagle Ford and Eaglebine resource plays through 2013.  In addition to the Stingray well that was spud in the Eaglebine in August 2012, ZaZa expects to drill three operated wells in the Eaglebine, one operated well in the Eaglebine under the terms of a joint venture with Arch Oil and Gas, LLC, one operated well in the Sweet Home Eagle Ford prospect and three non-operated wells in the Moulton Eagle Ford prospect. The Company plans to divest its 23,000 net acre Eagle Ford Hackberry Prospect. This acreage is majority located in Northeastern Lavaca County, Texas.  ZaZa also anticipates capex for land management activities as well as artificial lift work to optimize current production from one producing well.  The total indicative capital budget through 2013 is expected to be approximately $50 million, subject to board approval and availability of funds.

ZaZa’s portfolio of assets currently includes approximately 72,000 net acres in the Eagle Ford core, 90,000 nearly contiguous net acres in the Woodbine/Eaglebine play in Grimes, Madison, and Walker Counties, and approximately 24,260 wholly-owned acres of conventional producing assets in the Paris Basin.  On October 4, 2012, ZaZa announced that, following an unsolicited request from an interested party, ZaZa entered into an exclusivity agreement relating to the potential sale of ZaZa Energy France S.A.S.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eaglebine resource plays in Texas and the Paris Basin in France. More information about the Company may be found at www.zazaenergy.com.

713-595-1900 (OFFICE)   •   713-595-1919 (FAX)   •   WWW.ZAZAENERGY.COM

Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. ZaZa intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause ZaZa’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. The historical results achieved by ZaZa are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Sard Verbinnen & Co.

Dan Gagnier, +1-212-687-8080

dgagnier@sardverb.com